UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 10, 2007

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 1, 2007, Dominion Resources, Inc. (“Dominion”), through certain of our wholly-owned subsidiaries, Dominion Exploration & Production, Inc. (“DEPI”), Dominion Energy, Inc. (“DEI”), Dominion Oklahoma Texas Exploration & Production, Inc. (“DOTEPI”), Dominion Reserves, Inc. (“Reserves”), LDNG Texas Holdings, LLC (“LDNG”) and DEPI Texas Holdings, LLC (“DEPILLC”), entered into an agreement with XTO Energy Inc. to sell our exploration and production (E&P) operations in the Gulf Coast, Rockies, South Louisiana and San Juan basin of New Mexico for an aggregate purchase price of approximately $2.5 billion, subject to adjustments for changes in net working capital, interest and other adjustments. On July  10, 2007, an amendment to the agreement was executed to change the Target Closing Date for the sale to July 31, 2007, among other items. A copy of the amendment is filed herewith as Exhibit 10.1.

On June 1, 2007, Dominion through certain of our wholly-owned subsidiaries, DEPI, DEI, DOTEPI, Reserves, LDNG and DEPILLC, entered into an agreement with L O & G Acquisition Corp., a newly formed subsidiary of Loews Corporation to sell our E&P operations in the Alabama, Michigan and Permian basins for an aggregate purchase price of approximately $4.025 billion, subject to adjustments for changes in net working capital, interest and other adjustments. On July 11, 2007, an amendment to the agreement was executed to update certain portions of the Transition Services Agreement and asset schedules, among other items.  A copy of the amendment is filed herewith as Exhibit 10.2.  Also on July 11, 2007,  a second amendment to the agreement was executed to change the Target Closing Date for the sale to July 31, 2007, among other items. A copy of the second amendment is filed herewith as Exhibit 10.3.

Item 9.01.  Financial Statements and Exhibits.

Exhibit
10.1	First Amendment to Gulf Coast/Rockies/San Juan Package Purchase Agreement
10.2	First Amendment to Alabama/Michigan/Permian Package Purchase Agreement
10.3	Second Amendment to Alabama/Michigan/Permian Package Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/James L. Sanderlin James L. Sanderlin Senior Vice President - Law

Date:  July 13, 2007